Exhibit 99.1

Brands and Retailers on BigCommerce Outperform Global Benchmarks with 26% Increase in Cyber Week Sales to Kick Off Crucial Holiday Shopping Season

2024 Cyber Week results find ecommerce sales grew for BigCommerce customers, as the platform marked 100% Cyber Week uptime for the eleventh consecutive year

AUSTIN, Texas — December 4, 2024 — BigCommerce (Nasdaq: BIGC), a leading open SaaS, composable ecommerce platform for fast-growing and established B2C and B2B brands and retailers, today reported its customers significantly outperformed the global average with a 26% increase in gross merchandise value (GMV) during the five-day Cyber Week period.

In addition to the GMV growth, which was up from the 10% increase reported by BigCommerce for Cyber Week 2023, the data shows shoppers were more active and spent more this year. Globally, total orders increased 13% (compared to 7% last year), and average order value (AOV) was up 11% (compared to 3% last year). Overall, global online Cyber Week sales increased 6%, as reported by Salesforce.

“It is truly impressive and satisfying to see BigCommerce brands and retailers do so well during this critical Cyber Week period,” said Al Williams, general manager of B2C at BigCommerce. “The 26% GMV increase is the largest increase our customers have seen since we started reporting in 2021. In a year when holiday spending is expected to grow much less, these results reflect our customers’ innovation and quality products as well as the strength and flexibility of our platform to help them deliver fast checkout, high conversion rates and incredible buying experiences.”

The National Retail Federation has forecasted total 2024 holiday spending to grow between 2.5% and 3.5% over last year

This year, U.S. brands and retailers experienced a 27% GMV increase, 10% order increase and 15% AOV increase during Cyber Week. According to Salesforce, the overall online sales increase in the U.S. was 7%.

"Our products might not be what people think of as typical holiday gifts, but Cyber Week is an increasingly important part of the year for UPLIFT Desk. Based on our sales over the last few days, there are going to be a lot of new desks and accessories under trees this year," said Daniel Burrow, vice president of sales and marketing at UPLIFT Desk. "As the foundation of our ecommerce operations, BigCommerce helps us provide an incredible shopping experience for our customers, making it easy for them to create the workspace of their dreams."

EMEA stores saw even bigger results: a 39% GMV increase and 45% increase in orders, driven by GMV increases of 112% in Italy and 38% in the UK.

"The Black Friday/Cyber Week time is critical for Soletrader's business as it is for many brands and retailers," said Marcel Bordon, CEO of UK-based Soletrader. "We are very encouraged by the results we achieved, particularly the growth in our online sales since replatforming to BigCommerce earlier this year. Our customers are loving the new features and functionality on our online storefront, and we will continue to innovate to improve their buying experience."

Exhibit 99.1

Additional 2024 Cyber Week highlights include:

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Globally, top-performing sectors by GMV increase were apparel & accessories (52%), toys & games (44%), sporting goods (38%), hardware & tools (24%), baby & toddler (24%), and food & beverage (21%).
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Mobile orders increased by 7% compared to Cyber Week 2023 and accounted for 35% of total orders. The iPhone accounted for 71% of mobile orders.
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The biggest sales increase occurred on Thanksgiving Day (36%), followed by Black Friday (28%) and Cyber Monday (25%).
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The Sunday of Cyber Week saw the biggest increase in the number of orders placed at 21%, followed by Thanksgiving with 20%.
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AOV increases were biggest on Cyber Monday with 16% and Black Friday with 15%.
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BigCommerce customers saw a 10% increase in Buy Now, Pay Later purchases this Cyber Week compared to last year.
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Alternate payment methods such as PayPal, Amazon Pay, and Apple Wallet increased 3% compared to Cyber Week 2023.
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GMV generated from social commerce platforms increased by 15% year-over-year, with BigCommerce customers also experiencing an 18% increase in orders placed through social channels.

Early holiday shopping results in October pointed to consumer resilience with a 4.59% year-over-year increase in core retail sales (excluding restaurants, auto dealers and gas stations, reported by the National Retail Federation. Similarly, BigCommerce customers saw positive numbers for online orders, GMV and AOV during October versus the previous year.

For more results and analysis, read the full report on the BigCommerce blog.

BigCommerce and Feedonomics leaders will discuss the results and other holiday shopping trends during a live event on LinkedIn at 11 a.m. CT today. Click here to attend.

Methodology

Cyber Week data from BigCommerce compares year-over-year (YoY) total platform sales metrics and represents the applicable period-on-period change that occurred Nov. 23-27, 2023 and Nov. 28-Dec. 2, 2024. It contains information from thousands of brands and retailers selling on the BigCommerce platform. Unless otherwise noted, the data is global.

About BigCommerce

BigCommerce (Nasdaq: BIGC) is a leading open SaaS and composable ecommerce platform that empowers brands and retailers of all sizes to build, innovate and grow their businesses online. BigCommerce provides its customers sophisticated enterprise-grade functionality, customization and performance with simplicity and ease-of-use. Tens of thousands of B2C and B2B companies across 150 countries and numerous industries rely on BigCommerce, including Burrow, Coldwater Creek, Harvey Nichols, King Arthur Baking Co., MKM Building Supplies, United Aqua Group and Uplift Desk. For more information, please visit www.bigcommerce.com or follow us on X and LinkedIn.

Exhibit 99.1

BigCommerce® is a registered trademark of BigCommerce Pty. Ltd. Third-party trademarks and service marks are the property of their respective owners.

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Media Contact:

Brad Hem

pr@bigcommerce.com